Exhibit (d)(1)(iii)

December 31, 2020

Mr. Todd Modic

Senior Vice President

Voya Investments, LLC

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Dear Mr. Modic:

Pursuant to the Investment Management Agreement, dated November 18, 2014, as amended and restated on May 1, 2015, between Voya Equity Trust ("VET") and Voya Investments, LLC (the "Agreement"), we hereby notify you of our intention to modify the annual management fee rate for Voya U.S. High Dividend Low Volatility Fund (the "Fund"), a series of VET, effective on December 31, 2020, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by amending the Amended Schedule A of the Agreement. The Amended Schedule A, which indicates the annual management fee rate for the Fund, is attached hereto.

Please signify your acceptance to the modified management fee rate for the Fund by signing below where indicated.

Very sincerely,

By: /s/ Kimberly A. Anderson________

Kimberly A. Anderson

Senior Vice President

Voya Equity Trust

ACCEPTED AND AGREED TO:

Voya Investments, LLC

By: /s/ Todd Modic__________________

Name: Todd Modic

Title: Senior Vice President, Duly Authorized

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

between

VOYA EQUITY TRUST

and

VOYA INVESTMENTS, LLC

Series	Annual Management Fee
(as a percentage of average daily net assets)

Voya Corporate Leaders® 100 Fund	0.500% on first $500 million of assets;
0.450% on next $500 million of assets; and
0.400% thereafter

Direct Investments1
0.900% on first $500 million of assets;
0.875% on next $500 million of assets;
0.850% on next $500 million of assets;
0.825% on next $500 million of assets; and
Voya Global Multi-Asset Fund	0.800% thereafter
Other Investments2
0.400%
Underlying Funds3
0.180% on assets

1"Direct Investments" shall include direct interests in companies other than investment companies (e.g. stocks), securities evidencing indebtedness (e.g. bonds) that do not derive their value from another security or asset, and instruments whose value is backed by an asset.

2

3

"Other Investments" shall mean assets which are not Direct Investments or Underlying Funds.

"Underlying Funds" shall mean open-end investment companies registered under the 1940 Act within the Voya family of funds. The phrase "family of funds" shall have the same meaning as "fund complex" as defined in Item 17 of form N-1A, as it was in effect as of the date of this contract.

A-1

Series	Annual Management Fee
(as a percentage of average daily net assets)

0.750% on the first $1 billion of assets;
0.725% on the next $1 billion of assets;
Voya Large Cap Value Fund	0.700% on the next $1 billion of assets;
0.675% on the next $1 billion of assets; and
0.650% thereafter

0.850% on the first $500 million of assets;
Voya MidCap Opportunities Fund	0.800% on the next $400 million of assets;
0.750% on the next $450 million of assets; and

0.700% thereafter

0.550% on first $500 million of assets;
Voya Mid Cap Research Enhanced	0.525% on next $250 million of assets;
Index Fund	0.500% on next $1.25 billion of assets; and
0.475% thereafter

Actively Managed Assets4
Voya Multi-Manager Mid Cap Value	0.800% on
Fund	Passively Managed Assets5
0.400% on all assets

0.950% on first $250 million of assets;
0.900% on next $250 million of assets;
Voya Small Company Fund	0.875% on next $250 million of assets;
0.850% on next $1.25 billion of assets; and
0.825% thereafter

1.000% on the first $250 million of assets;
Voya SmallCap Opportunities Fund	0.900% on the next $250 million of assets; and
0.850% on the next $250 million of assets; and

0.820% thereafter

Voya U.S. High Dividend	0.290% on all assets
Low Volatility Fund

Effective date: December 31, 2020, in connection with a modification to the management fee rate for Voya U.S. High Dividend Low Volatility Fund.

4"Actively Managed Assets" shall mean assets which are not "Passively Managed Assets."

5"Passively Managed Assets" shall mean assets which are managed with a goal of replicating an index.

A-2